Exhibit 10.3(5)

Execution Copy

AMENDMENT NUMBER FIVE

TO THE

UPS SAVINGS PLAN

WHEREAS, United Parcel Service of America, Inc. (the “Company”) and its affiliated corporations maintain the UPS Savings Plan (the “Plan”) as amended and restated effective January 1, 1998;

WHEREAS, the Board of Directors of the Company reserved the right in Section 14.1 of the Plan to amend, modify or change the Plan from time to time;

WHEREAS, Overnite Corporation became a wholly owned subsidiary and Overnite Transportation Company, Motor Cargo and Motor Cargo Distribution Services, Inc. became wholly owned indirect subsidiaries of United Parcel Service, Inc. on August 5, 2005 pursuant to an agreement of merger among United Parcel Service, Inc., Olympic Merger Sub, Inc. and Overnite Corporation dated as of May 25, 2005 (the “Merger”);

WHEREAS, as a result of the Merger, the Company desires to make Overnite Corporation, Overnite Transportation Company, Motor Cargo and Motor Cargo Distribution Services, Inc. Employer Companies in the Plan effective as of January 1, 2006;

WHEREAS, also as a result of the Merger, the Company desires to merge the assets and liabilities of the Motor Cargo Profit Sharing Plan attributable to (i) those participants who are employees of Motor Cargo and whose terms and conditions of employment are not governed by a collective bargaining agreement and (ii) terminated vested participants whose terms and conditions of employment as of their most recent termination date were not governed by a collective bargaining agreement with and in to the Plan effective on or about February 28, 2006;

WHEREAS, also as a result of the Merger, the Company desires to merge the assets and liabilities of the Overnite Transportation Company Tax Reduction Investment Plan with and into the Plan effective on or about February 28, 2006; and

WHEREAS, the Company also desires to amend the Plan to (i) reduce the minimum account balance required to allow terminated participants to make a rollover contribution to $1000 so that it will conform to the cash-out limitations (ii) clarify the service requirement for installment distributions, (iii) to clarify that the portion of an account invested in the self-managed account is not available for a loan and or an in-service withdrawal and (iv) to add a provision for accepting contributions from participants who were on military leave under a plan merged into this Plan.

NOW THEREFORE, pursuant to the authority vested in the Board of Directors by Section 14.1 of the Plan, the UPS Savings Plan is hereby amended, as follows:

1. By amending Section 3.6, effective as of March 28, 2005, to delete the last sentence thereof and insert the following sentence at the end of such Section:

Effective March 28, 2005, a Participant who has incurred a Separation from Service may contribute to the Trust in accordance with this Section 3.6(a), provided that the Participant has not otherwise received a distribution of his or her Account pursuant to Section 9.2 and the Participant’s aggregate balance in the Savings Plan and the QSOP exceeds one thousand dollars ($1,000.00).

2. By amending the phrase (1) in the first sentence of Section 9.5(b), effective as of January 1, 2003, to read as follows:

(1) he or she Separates from Service on or after attaining age fifty-five (55) and completing at least ten (10) years of service (as described in Section 1.40), taking into account any prior service credit with an employer identified in Appendix 1.38 from his or her most recent employment date or reemployment commencement date with such employer.

3. By amending the introductory paragraph of Section 9.8, Section 9.8A and Section 9.9 to add the following sentence at the end of such Sections effective as of January 1, 1998:

Notwithstanding any contrary provisions, the portion of an Account invested in a self-managed account (as described in Section 9.5(b)) will not be available for withdrawal under this Section.

4. By amending the first sentence of Section 10.1(a), effective as of January 1, 1998, to add the following proviso to the end of such sentence:

; provided, however, that the portion of a person’s Account allocated to his or her SavingsPLUS Transfer Account or invested in a self-managed account (described in Section 9.5(b)) shall not be available for hardship loans.

5. By amending Section 15.10, USERRA, effective as of January 1, 2006, to add the following sentence to the end thereof:

Additionally, to the extent required under Code § 414(u), a Participant eligible to make contributions to this Plan with respect to a period of military leave from an employer that sponsored a merged plan (as listed in Appendix 1.38) and which leave occurred (all or in part) prior to the merger of such merged plan into this Plan, and the amount of such contributions for the portion of the leave that occurred prior to the merger shall be determined under the terms of the merged Plan as in effect during the period of the applicable leave.

6. By amending Appendix 1.23, effective as of January 1, 2006, to add Overnite Corporation, Overnite Transportation Company, Motor Cargo and Motor Cargo Distribution Services, Inc. to the list of participating employers.

7. By amending Appendix 1.38, effective February 28, 2006, to add Overnite Corporation, Overnite Transportation Company, Motor Cargo and Motor Cargo Distribution Services, Inc. to the list of companies for which prior service credit will be recognized and to add Overnite Transportation Company Tax Reduction Investment Plan and the Motor Cargo Profit Sharing Plan to the list of merged plans.

8. By amending Appendix 14.3, Special Provisions Relating to Mergers, Acquisitions, and other Transfers, effective as of February 28, 2006, to add Sections 14.3.7 and 14.3.8, as follows:

Section 14.3.7 Overnite Corporation and Overnite Transportation Company

(a) Overnite Plan. For purposes of this Section 14.3.7, Overnite Plan means the Overnite Transportation Company Tax Reduction Investment Plan, as in effect immediately prior to the transfer of its assets and liabilities into this Plan effective on or about February 28, 2006.

(b) Merger. The assets and liabilities of the Overnite Plan will be merged with and into this Plan on or about February 28, 2006.

(c) Accounts. An Account will be established under this Plan to reflect the interest of each former participant in the Overnite Plan to the extent he or she does not already have an Account under this Plan. The portion of a Participant’s account under the Overnite Plan attributable to his or her “salary deferrals” and “catch-up contributions”, if any, will become part of his or her Pre-Tax Contribution Account under this Plan; the portion attributable to his or her “rollover contributions”, if any, will become part of his or her Rollover Contribution Account under this Plan; and the remaining portion of a Participant’s account under the Overnite Plan will become a part of his or her Merged Account under this Plan.

(d) In-Service Distribution. A Participant who has a Merged Account attributable to assets transferred from the Overnite Plan to this Plan on or about February 28, 2006 may withdraw all or any portion of this or her entire Account balance pursuant to Section 9.8(b) of the Plan (59  1/2 Withdrawal).

Section 14.3.8 Motor Cargo

(a) Motor Cargo Plan. For purposes of this Section 14.3.8, Motor Cargo Plan means the Motor Cargo Profit Sharing Plan, as in effect immediately prior to the transfer of its assets and liabilities into this Plan effective on or about February 28, 2006.

(b) Merger. The assets and liabilities of the Motor Cargo Profit Sharing Plan attributable to (i) participants who are employees as of December 31, 2005 and whose terms and conditions of employment are not governed by a collective bargaining agreement and (ii) terminated vested participants whose terms and conditions of employment as of their most recent termination date were not governed by a collective bargaining agreement, will be merged with and into this Plan effective on or about February 28, 2006.

(c) Accounts. An Account will be established under this Plan to reflect the interest of each former participant who had an account balance transferred from the Motor Cargo Plan to the extent he or she does not already have an Account under this Plan. The portion of a Participant’s account under the Motor Cargo Plan attributable to his or her “deferral contributions” and “catch-up contributions”, if any, will become part of his or her Pre-Tax Contribution Account under this Plan; the portion attributable to his or her “rollover contributions”, if any, will become part of his or her Rollover Contribution Account under this Plan; and the remaining portion of a Participant’s account under the Motor Cargo Plan will become a part of his or her Merged Account.

(d) In-Service Distribution Amounts. A Participant who has a Merged Account attributable to assets transferred from the Motor Cargo Plan to this Plan on or about February 28, 2006 may withdraw all or any portion of that Merged Account balance pursuant to Section 9.8(b) of the Plan (59  1/2 Withdrawal). Additionally, a Participant who receives an in-service hardship distribution from the Motor Cargo Plan and who would be prevented from making contributions to the Motor Cargo Plan after December 31, 2005 as a result of such withdrawal, will to be subject to such contribution suspension under this Plan as if it were the Motor Cargo Plan.

IN WITNESS WHEREOF, the undersigned certify that United Parcel Service of America, Inc. based upon action by its Board of Directors on December 20, 2005, has caused this Amendment No. 5 to be adopted.

ATTEST:	UNITED PARCEL SERVICE OF AMERICA, INC.

/s/ ALLEN E. HILL	/s/ MICHAEL L. ESKEW
Allen E. Hill	Michael L. Eskew
Secretary	Chairman